Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alliance Boots GmbH:

We consent to the incorporation by reference in the registration statement on Form S-8 of Walgreens Boots Alliance, Inc. of our report dated July 16, 2014, with respect to the Group statements of financial position of Alliance Boots GmbH as at May 31, 2014 and 2013, and the related Group statements of income, comprehensive income, changes in equity and cash flows for the year ended May 31, 2014 and ten months ended May 31, 2013, not included or incorporated by reference herein, which report appears in the August 31, 2014 annual report on Form 10-K of Walgreen Co., as amended.

/s/ KPMG LLP

London, United Kingdom
December 31, 2014